EXHIBIT 99.1

Contact:	Janie Maddox Post Properties, Inc. (404) 846-5056
Post Properties Announces Second Quarter 2006 Earnings
Investor/Analyst Conference Call Scheduled for August 1, 2006 at 10:00 a.m. EDT
ATLANTA, July 31, 2006 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $12.1 million for the second quarter of 2006, compared to net income of $56.5 million for the second quarter of 2005. On a diluted per share basis, net income available to common shareholders was $0.28 for the second quarter of 2006 and $1.42 for the second quarter of 2005. Net income available to common shareholders was $15.0 million for the six months ended June 30, 2006, compared to $59.3 million for the first half of 2005. On a diluted per share basis, net income available to common shareholders was $0.35 for the six months ended June 30, 2006, compared to $1.48 for the first half of 2005. The Company’s reported net income available to common shareholders for the three and six months ended June 30, 2005 included net gains on the sale of five apartment communities of $46.9 million, or $1.17 per diluted share.
The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.
FFO for the second quarter of 2006 totaled $22.1 million, or $0.50 per diluted share, compared to $22.1 million, or $0.52 per diluted share, for the second quarter of 2005. The Company’s reported FFO for the second quarter of 2005 included a $1.4 million, or $0.03 per diluted share, non-cash loss on the early extinguishment of tax-exempt secured indebtedness assumed in connection with asset sales and the termination of related interest rate cap agreements. A reconciliation of FFO to FFO excluding certain items and charges is included in the financial data (Table 1) accompanying this press release.
FFO for the six months ended June 30, 2006 totaled $42.1 million, or $0.96 per diluted share, compared to $44.1 million, or $1.03 per diluted share, for the first half of 2005. The Company’s reported FFO for the six months ended June 30, 2006 included approximately $1.8 million, or $0.04 per diluted share, of non-cash other income related to the mark-to-market of an interest rate swap and the adoption of SFAS 123(R) related to stock option accounting. In addition to the non-cash loss discussed above, the Company’s reported FFO for the six months ended June 30, 2005 included a gain of approximately $5.3 million, or $0.12 per diluted share, relating to the sale of a technology investment.
Said David Stockert, CEO and President of Post Properties, “Apartment revenues accelerated again in the second quarter, on a combination of increasing rents and higher occupancy. We are particularly pleased to see a continuation of improving year-over-year and sequential revenue growth in our two largest markets, as they experience solid economic and population growth and relatively moderate levels of new supply.”
Mature (Same Store) Community Data
For the second quarter of 2006, average economic occupancy at the Company’s 51 mature (same store) communities, containing 18,787 apartment units, was 95.3%, compared to 94.0% for the second quarter of 2005.
Total revenues for the mature communities increased 5.9% during the second quarter of 2006, compared to the second quarter of 2005, and operating expenses increased 5.2%, producing a 6.3% increase in same store net operating income (NOI), or $2.4 million.
On a sequential basis, total revenues for the mature communities increased 2.5%, and operating expenses increased 2.2%, producing a 2.6% increase in same store NOI for the second quarter of 2006, compared to the first quarter of 2006, or $1.0 million. For the second quarter of 2006, average economic occupancy at the mature communities was 95.3%, compared to 95.2% for the first quarter of 2006.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI by geographic market is also included in the financial data (Table 3) accompanying this press release.
Development, Acquisition and Other Investment Activity
Development Activity and Land Acquisitions
During the second quarter of 2006, the Company and its affiliates closed on interests in two land sites, located in Atlanta, GA and Austin, TX, for a total investment of approximately $19.1 million. The Atlanta site is an approximately 1.7 acre parcel located in the Downtown/Centennial Park area on which, together with an adjacent site acquired in the first quarter of 2006, the Company and its partners have future plans for a mixed-use project that is expected to include rental apartments, for-sale condominiums and retail. The Austin site is an approximately 1.6 acre parcel located adjacent to the Four Seasons Hotel in the central business district on which the Company and its partners have future plans for a high-rise project that is expected to include rental apartments and for-sale condominiums.
As of June 30, 2006, the Company’s aggregate development pipeline was approximately $179 million. The Company also owns or has under contract land that will allow for the development of more than 4,000 multifamily units. This undeveloped land is located in Atlanta, GA, Austin, TX, Dallas, TX, metropolitan Washington D.C., Houston, TX, Raleigh, NC and Tampa, FL. The Company expects to begin actual development of the land sites discussed above in 2006, 2007 and 2008. There can be no assurance that projects under development will commence construction.
Apartment Acquisitions
As previously announced, in July 2006 the Company, through a Section 1031 exchange intermediary, acquired a 361-unit apartment community in Rockville, MD near Washington, D.C. for approximately $85 million, including the assumption of approximately $41 million of mortgage indebtedness.
Apartment Community Renovation Program
The Company is currently undertaking substantial renovations and improvements of two of its apartment communities, containing 890 units, located in Atlanta, GA and Dallas, TX. The Company believes that the long-term value of these two communities will be enhanced as a result of the renovations; however, occupancy will be affected negatively during the renovation period.
Condominium Activity
The Company is currently converting four apartment communities totaling 597 units to condominiums through a taxable REIT subsidiary. During the three months ended June 30, 2006, the Company closed the sales of 99 units for aggregate gross sales prices of approximately $27.1 million. In the aggregate, as of July 24, 2006, the Company has closed the sales of 280 (47%) of the units in these four condominium conversions and currently has another 30 units under contract.
The Company is also currently developing two condominium communities, containing 230 units, located in Alexandria, VA and Dallas, TX. Of those units, 90 are currently under contract at the Alexandria, VA development, with closings expected to commence in the first quarter of 2007. There can be no assurance that condominium units under contract at any of the Company’s condominium conversion or development communities will close.

During the three months ended June 30, 2006 and 2005, the Company recognized approximately $1.9 million, or $0.04 per diluted share, and approximately $6.0 million, or $0.14 per diluted share, respectively, of incremental gains on condominium sales in FFO, net of provision for income taxes. During the six months ended June 30, 2006 and 2005, the Company recognized approximately $2.3 million, or $0.05 per diluted share, and approximately $6.4 million, or $0.15 per diluted share, respectively, of incremental gains on condominium sales in FFO, net of provision for income taxes. Such gains are reported as gains on sales of condominium and real estate assets in continuing and discontinued operations, respectively, and in equity in earnings of unconsolidated entities in the Company’s consolidated statements of operations. In addition, during the three months ended June 30, 2006 and 2005, the Company recognized in continuing operations certain sales and marketing costs which are not capitalized totaling approximately $167,000 and $160,000, respectively. During the six months ended June 30, 2006 and 2005, these costs were approximately $289,000 and $269,000, respectively.
The Company currently expects that incremental profits from condominium sales in FFO for the year ending December 31, 2006 will be in a range of $0.06 to $0.07 per diluted share, compared to its originally expected range of $0.11 to $0.17 per diluted share. As discussed above, the Company currently expects to begin closing units at its condominium development in Alexandria, VA in the first quarter of 2007, rather than the fourth quarter of 2006. The change in timing of those closings accounts for a substantial part (approximately $0.05 per diluted share) of the Company’s change in estimates. The remainder of the change reflects the Company’s current expectations of condominium sales and costs for the second half of 2006 considering the Company’s current and expected view of the residential housing market and general economic conditions. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above, and the Company assumes no obligation to update this guidance in the future.
Financing Activity
Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 45.2% at June 30, 2006. Variable rate debt as a percentage of total debt was 10.1% at June 30, 2006. As of June 30, 2006, the Company had outstanding borrowings of approximately $37.9 million on its combined $480 million unsecured lines of credit.
A computation of debt ratios and reconciliation of the ratios to the appropriate GAAP measures in the Company’s financial statements is included in the financial data (Table 4) accompanying this press release.
Third Quarter 2006 Outlook
The estimates and assumptions presented below are forward-looking and are based on the Company’s current and expected future view of apartment market and general economic conditions as well as other risks outlined below. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.
For the third quarter of 2006, the Company expects that its net income will be in the range of $0.69 to $0.76 per diluted share and that FFO will be in the range of $0.44 to $0.46 per diluted share.
The estimates of per share FFO for the third quarter of 2006 are based on the following assumptions: an expected increase in same store NOI of 1.0% to 2.0% sequentially, compared to the second quarter 2006, based primarily on revenues that are expected to increase 1.0% to 1.8% sequentially and operating expenses that are expected to increase 1.3% to 1.9% sequentially; an expected decrease in NOI from its rehabilitation and for-sale condominium projects of approximately $0.02 per diluted share in the third quarter of 2006, compared to the second quarter of 2006; incremental profit from condominium sales that are expected to be approximately $0.01 per diluted share; and general and administrative expenses, investment and development costs, and property management expenses that, in the aggregate, are expected to increase modestly compared to the second quarter of 2006. On a year-over-year basis, same store NOI is expected to increase 5.0% to 6.0% in the third quarter of 2006, compared to the third quarter of 2005, based primarily on revenues that are expected to increase 4.3% to

5.0% and operating expenses that are expected to increase 3.5% to 4.1%. The Company’s estimates assume that the sale of its Denver, CO apartment community will close in the third quarter of 2006. There can be no assurance that this sale will close.
A reconciliation of forecasted net income per diluted share to forecasted FFO per diluted share for the third quarter of 2006 is included in the financial data (Table 5) accompanying this press release.
Supplemental Financial Data
The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the investor relations/financial reports/quarterly and other reports section of the Company’s website at www.postproperties.com.
The ability to access the attachments on the Company’s website requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products /acrobat/readstep.html.
Non-GAAP Financial Measures and Other Defined Terms
The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, FFO and AFFO excluding certain accounting charges and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 24 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.
Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.
Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of straight-line, long-term ground lease expense. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.
Property Net Operating Income – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.
Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “annually recurring capital expenditures” and “periodically recurring capital expenditures.”
FFO and AFFO Excluding Certain Charges — The Company uses FFO and AFFO excluding certain items and charges, such as losses on early extinguishment of debt associated with asset sales and gains on the sale of technology investment as operating measures. The Company reports FFO and AFFO excluding certain items and charges as alternative financial measures of core operating performance. The Company believes FFO and AFFO before certain items and charges are informative measures for comparing operating performance between periods and for comparing operating performance to other companies that have not incurred such items and charges. The Company further believes that the losses recorded in 2005 for the early extinguishment of debt and the gains on sale of the technology investment recorded in 2005 were not necessarily repetitive in nature and that it is therefore meaningful to compare operating performance using alternative, non-GAAP measures. In addition to the foregoing, the Company believes the investment and analyst communities desire to understand the meaningful components of the Company’s performance and that these non-GAAP measures assist in providing such supplemental measures. The Company believes that the most directly comparable GAAP financial measures to each of FFO and AFFO, excluding certain items and charges, is the line on the Company’s consolidated statements of operations entitled “net income available to common shareholders.”

Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.
Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.
Conference Call Information
The Company will hold its quarterly conference call on Tuesday, August 1, 2006, at 10 a.m. EDT. The telephone numbers are 800-819-9193 for US and Canada callers and 913-981-4910 for international callers. The access code is 2148632. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under investor relations/events calendar. The replay will begin at 1:00 p.m. EDT on August 1, 2006, and will be available until Monday, August 7, 2006, at 11:59 p.m. EDT. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 2148632. A replay of the call also will be archived on Post’s website under investor relations/events calendar. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the investor relations/financial reports/quarterly & other section of the Company’s website at www.postproperties.com.
Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.
Post Properties owns 22,418 apartment homes in 62 communities, including 545 apartment units in two communities held in unconsolidated entities and 512 apartment units in two communities currently under construction. The Company is also developing 230 for-sale condominium homes and is converting 597 apartment units in four communities (including 121 units in one community held in an unconsolidated entity) into for-sale condominium homes through a taxable REIT subsidiary.
Forward Looking Statement:
Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the Company’s anticipated performance for the three months ending September 30, 2006 (including the Company’s assumptions for such performance and expected levels of costs and expenses to be incurred), anticipated condominium conversion and anticipated development and sales activities, including the Company’s estimated condominium profits for the year ending December 31, 2006 and the anticipated impact of proposed renovations and improvements. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
The following are some of the factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its annual report on Form 10-K dated December 31, 2005, as amended; future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations for its apartment communities and competing for-sale housing in the markets where the Company is completing condominium conversions or developing new condominiums; the Company’s ability to obtain financing or self-fund the development or acquisition of additional multifamily rental and for-sale housing; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; uncertainties associated with the Company’s expansion into the condominium conversion and for-sale housing business; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; uncertainties associated with environmental and other regulatory matters, including the Americans with Disabilities Act and the Fair Housing Act ; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission and uncertainties of litigation; and the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s annual report on Form 10-K dated December 31, 2005, as amended, and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K, as amended, under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights
(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
OPERATING DATA
Revenues from continuing operations	$76,296	$71,045	$150,489	$140,531
Net income available to common shareholders	$12,074	$56,534	$14,966	$59,302
Funds from operations available to common shareholders and unitholders (Table 1)	$22,148	$22,135	$42,097	$44,116
Funds from operations available to common shareholders and unitholders, excluding certain items and charges (Table 1)	$22,148	$23,509	$42,097	$40,223

Weighted average shares outstanding – diluted	43,518	39,930	43,089	40,048
Weighted average shares and units outstanding – diluted	44,389	42,325	44,051	42,469

PER COMMON SHARE DATA – DILUTED
Net income available to common shareholders	$0.28	$1.42	$0.35	$1.48

Funds from operations available to common shareholders and unitholders (Table 1)(1)	$0.50	$0.52	$0.96	$1.03

Funds from operations available to common shareholders and unitholders, excluding certain items and charges (Table 1)(1)	$0.50	$0.55	$0.96	$0.94

Dividends declared	$0.45	$0.45	$0.90	$0.90

(1)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 250 and 236 shares and units for the three and six months ended June 30, 2005. Such dilutive securities were antidilutive to the income per share computations in the three and six months ended June 30, 2005 since the Company reported a per share loss from continuing operations (after reduction for preferred dividends) under generally accepted accounting principles for such period.

Table 1
Reconciliation of Net Income Available to Common Shareholders to
Funds From Operations Available to Common Shareholders and Unitholders
(Unaudited; in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income available to common shareholders	$12,074	$56,534	$14,966	$59,302
Minority interest of common unitholders – continuing operations	247	(138)	310	(154)
Minority interest in discontinued operations	19	3,554	28	3,737
Depreciation on wholly-owned real estate assets, net	16,423	18,636	33,256	37,385
Depreciation on real estate assets held in unconsolidated entities	226	224	451	521
Gains on sales of real estate assets, net of provision for income taxes	(8,559)	(62,320)	(8,802)	(62,570)
Incremental gains on condominium sales, net of provision for income taxes (1)	1,809	5,811	2,052	6,061
Gains on sales of real estate assets – unconsolidated entities	(48)	(201)	(73)	(201)
Incremental gains (losses) on condominium sales – unconsolidated entities (1)	(43)	35	(91)	35

Funds from operations available to common shareholders and unitholders, as defined	22,148	22,135	42,097	44,116
Gain on sale of technology investment	—	—	—	(5,267)
Loss on early extinguishment of indebtedness associated with property sales	—	1,374	—	1,374

Funds from operations available to common shareholders and unitholders, excluding certain items and charges	$22,148	$23,509	$42,097	$40,223

Weighted average shares and units outstanding — diluted (2)	44,389	42,575	44,051	42,705

Funds from operations — per share and unit — diluted (2)	$0.50	$0.52	$0.96	$1.03

Funds from operations, excluding certain items and charges – per share and unit (2)	$0.50	$0.55	$0.96	$0.94

(1)	The Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. See page 17 of the Supplemental Financial Data for further detail.

(2)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 250 and 236 shares and units for the three and six months ended June 30, 2005. Such dilutive securities were antidilutive to the income per share computations in the three and six months ended June 30, 2005 since the Company reported a per share loss from continuing operations (after reduction for preferred dividends) under generally accepted accounting principles for such period.

Table 2
Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income
(Unaudited; In thousands)

	Three months ended			Six months ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2006	2005	2006	2006	2005
Total same store NOI	$40,064	$37,692	$39,043	$79,107	$74,125
Property NOI from other operating segments	1,593	538	1,007	2,600	928

Consolidated property NOI	41,657	38,230	40,050	81,707	75,053
Add (subtract):
Other revenues	85	61	65	151	132
Interest income	118	189	120	238	354
Minority interest in consolidated property partnerships	(63)	64	(29)	(92)	178
Depreciation	(17,031)	(18,247)	(16,675)	(33,706)	(36,612)
Interest expense	(13,560)	(14,612)	(13,706)	(27,266)	(29,609)
Amortization of deferred financing costs	(834)	(1,029)	(935)	(1,769)	(2,717)
General and administrative	(4,632)	(4,558)	(4,426)	(9,058)	(8,949)
Investment, development and other expenses	(1,617)	(984)	(1,550)	(3,168)	(2,404)
Gains (losses) on sales of condominiums, net	8,569	(160)	(158)	8,411	(269)
Equity in income of unconsolidated entities	411	553	312	724	701
Other income	270	—	1,424	1,694	5,267
Minority interest of common unitholders	(247)	138	(63)	(310)	154

Income from continuing operations	13,126	(355)	4,429	17,556	1,279
Income from discontinued operations	857	58,798	372	1,229	61,842

Net income	$13,983	$58,443	$4,801	$18,785	$63,121

Table 3
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Three months ended,					2Q ’06
	June 30,	June 30,	March 31,	2Q ‘06	1Q ‘06	% Same
	2006	2005	2006	% change	% change	Store NOI
Rental and other revenues
Atlanta	$27,888	$26,940	$27,233	3.5%	2.4%
Dallas	11,135	10,579	10,827	5.3%	2.8%
Tampa	6,897	6,294	6,816	9.6%	1.2%
Washington, DC	8,379	7,859	8,109	6.6%	3.3%
Charlotte	3,572	3,313	3,459	7.8%	3.3%
Houston	2,706	2,379	2,658	13.7%	1.8%
New York	3,328	3,030	3,246	9.8%	2.5%
Orlando	988	890	991	11.0%	(0.3)%

Total rental and other revenues	64,893	61,284	63,339	5.9%	2.5%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	10,726	10,004	10,169	7.2%	5.5%
Dallas	4,993	4,680	4,924	6.7%	1.4%
Tampa	2,543	2,539	2,511	0.2%	1.3%
Washington, DC	2,792	2,724	2,782	2.5%	0.4%
Charlotte	1,182	1,042	1,088	13.4%	8.6%
Houston	1,314	1,319	1,286	(0.4)%	2.2%
New York	887	916	1,130	(3.2)%	(21.5)%
Orlando	392	368	406	6.5%	(3.4)%

Total	24,829	23,592	24,296	5.2%	2.2%

Net operating income
Atlanta	17,162	16,936	17,064	1.3%	0.6%	42.8%
Dallas	6,142	5,899	5,903	4.1%	4.0%	15.3%
Tampa	4,354	3,755	4,305	16.0%	1.1%	10.9%
Washington, DC	5,587	5,135	5,327	8.8%	4.9%	13.9%
Charlotte	2,390	2,271	2,371	5.2%	0.8%	6.0%
Houston	1,392	1,060	1,372	31.3%	1.5%	3.5%
New York	2,441	2,114	2,116	15.5%	15.4%	6.1%
Orlando	596	522	585	14.2%	1.9%	1.5%

Total same store NOI	$40,064	$37,692	$39,043	6.3%	2.6%	100.0%

Table 3 (con’t)
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Six months ended,
	June 30,	June 30,
	2006	2005	% change
Rental and other revenues
Atlanta	$55,122	$53,378	3.3%
Dallas	21,961	20,868	5.2%
Tampa	13,714	12,587	9.0%
Washington, DC	16,487	15,562	5.9%
Charlotte	7,031	6,481	8.5%
Houston	5,365	4,820	11.3%
New York	6,574	5,996	9.6%
Orlando	1,979	1,792	10.4%

Total rental and other revenues	128,233	121,484	5.6%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	20,895	20,033	4.3%
Dallas	9,918	9,395	5.6%
Tampa	5,054	5,069	(0.3)%
Washington, DC	5,574	5,499	1.4%
Charlotte	2,270	2,106	7.8%
Houston	2,600	2,588	0.5%
New York	2,017	1,878	7.4%
Orlando	798	791	0.9%

Total	49,126	47,359	3.7%

Net operating income
Atlanta	34,227	33,345	2.6%
Dallas	12,043	11,473	5.0%
Tampa	8,660	7,518	15.2%
Washington, DC	10,913	10,063	8.4%
Charlotte	4,761	4,375	8.8%
Houston	2,765	2,232	23.9%
New York	4,557	4,118	10.7%
Orlando	1,181	1,001	18.0%

Total same store NOI	$79,107	$74,125	6.7%

Table 4
Computation of Debt Ratios
(In thousands)

	As of June 30,
	2006	2005
Total real estate assets per balance sheet	$2,004,156	$1,971,453
Plus:
Company share of real estate assets held in unconsolidated entities	37,280	42,390
Company share of accumulated depreciation – assets held in unconsolidated entities	3,374	2,473
Accumulated depreciation per balance sheet	532,340	489,812
Accumulated depreciation on assets held for sale	18,109	46,506

Total undepreciated real estate assets (A)	$2,595,259	$2,552,634

Total debt per balance sheet	$1,054,804	$1,111,936
Plus:
Company share of third party debt held in unconsolidated entities	23,449	23,450
Less:
Joint venture partners’ share of mortgage debt of the company	—	(8,880)

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,078,253	$1,126,506

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	41.5%	44.1%

Total debt per balance sheet	$1,054,804	$1,111,936
Plus:
Company share of third party debt held in unconsolidated entities	23,449	23,450
Preferred shares at liquidation value	95,000	95,000
Less:
Joint venture partners’ share of mortgage debt of the company	—	(8,880)

Total debt and preferred equity (adjusted for joint venture partner’s share of debt) (C)	$1,173,253	$1,221,506

Total debt and preferred equity as a % of undepreciated assets (adjusted for joint venture partners’ share of debt) (C÷A)	45.2%	47.9%

Table 5
Reconciliation of Forecasted Net Income Per Common Share to
Forecasted Funds From Operations Per Common Share

	Three months ended
	September 30, 2006
	Low Range	High Range
Forecasted net income, per share	$0.69	$0.76
Forecasted real estate depreciation, per share	0.39	0.38
Forecasted gains on apartment community sales, per share	(0.58)	(0.62)
Forecasted gains on condominium sales, net of provision for income taxes, per share	(0.07)	(0.07)
Forecasted incremental gains on condominium sales included in funds from operations, net of provision for income taxes, per share	0.01	0.01

Forecasted funds from operations, per share	$0.44	$0.46